UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

     Date of report (Date of earliest event reported):  April 6, 2005

Stonepath Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16105	65-0867684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Market Street, Suite 1515 Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 979-8370

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

     On April 6, 2005, LaSalle National Bank, LLC assigned to Zohar II 2005-1 (the “New Lender”) all of its rights and obligations under the Loan and Security Agreement dated May 15, 2002 (the “Loan and Security Agreement”) and the New Lender entered into a Ninth Amendment to the Loan and Security Agreement with Stonepath Group, Inc. (the “Company”) and certain of its subsidiaries (the “Ninth Amendment”) The Ninth Amendment, among other things:

•	Extends the termination date of the Loan and Security Agreement to May 31, 2007

•	Eliminates certain reserves against the amounts available and increases the borrowing base for the accounts receivable of the Company’s subsidiaries United American Acquisitions and Management, Inc. and Stonepath Logistics Government Services, Inc., thereby increasing the amounts available to be borrowed under the facility

•	Permits immediate earn out payments of up to $2 million

•	Increases the interest rate to LIBOR plus 800 basis points

•	Requires that any funds received in an equity offering (other than from the New Lender) be applied to reduce the amount of the loans outstanding under the Loan and Security Agreement

•	Increases the prepayment fee from 1% to 5% (reduced to 1.5% if the New Lender provides additional funding of at least $10 million to Stonepath)

The Ninth Amendment leaves in place the restrictions of the Loan and Security Agreement on further acquisitions.

     A copy of the Ninth Amendment, the contents of which are incorporated herein by reference, is attached as an exhibit to this Current Report on Form 8-K.

Item 2.02.	Results of Operations and Financial Condition.

     On April 6, 2005, the Company issued a press release announcing financial results for the three months and year ended December 31, 2004, the past and projected costs of the Company’s restructuring efforts, and the Ninth Amendment. A copy of the release is attached as an Exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document

10.21	Ninth Amendment to Loan and Security Agreement dated April 6, 2005 by and among Zohar II 2005-1, Limited, Patriarch Partners Agency Services, LLC, the Company and the other Loan Parties identified therein

99.1	Press release dated April 6, 2005

.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: April 8, 2005	By:	/s/ Thomas L. Scully
	Name:	Thomas L. Scully
	Title:	Chief Financial Officer